Exhibit 99.6

                                Actuarial Consent

                                  Exhibit 99.6
                               Actuarial Consent





                                               [GRAPHIC OMITTED] LINCOLN
                                                                 --------
                                                                 FINANCIAL GROUP
                                                                 LINCOLN LIFE


THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
350 CHURCH STREET
HARTFORD, CT 06103-1106


April 26, 2002


U. S. Securities & Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549-0506


Re: Variable Life Account B of ING Life Insurance and Annuity Company AetnaVest and AetnaVest II - File No. 033-76004
         Post-Effective Amendment No. 15

Dear Sir or Madam:

In my capacity as Actuary of The Lincoln National Life Insurance Company, administrator for the above-referenced ING Life Insurance and Annuity Company ("ING") policies, I have provided actuarial advice concerning ING's AetnaVest and AetnaVest II Flexible Premium Variable Life Insurance Policy (the "Policies"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 15 to Registration Statement on Form S-6, File No. 033-76004 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policies included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policies. Also, in my opinion the ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Amber Miller

Amber Miller, FSA, MAAA